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EXHIBIT (12)

HELLER FINANCIAL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(unaudited)
(dollars in millions)

                                                                               For the Three
                                                                                Months Ended
                                                                               March 31, 2001
                                                                               --------------
Net income before income taxes, minority interest, and cumulative effect of
  change in accounting for derivatives.......................................           $  99

Add-Fixed charges
  Interest and debt expense..................................................             249
  One-third of rentals.......................................................               2
                                                                                        -----

       Total fixed charges...................................................             251
                                                                                        -----

Net income, as adjusted......................................................           $ 350
                                                                                        -----

Ratio of earnings to fixed charges...........................................            1.39x
                                                                                        =====

Preferred stock dividends on a pre-tax basis.................................           $  10
       Total combined fixed charges and preferred stock dividends............             261
                                                                                        -----
Ratio of earnings to combined fixed charges and
  preferred stock dividends..................................................            1.34x
                                                                                        =====

     For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes income before income taxes, the minority interest, the cumulative effect of change in accounting for derivatives, and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one-third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.